AGREEMENT AND PLAN OF MERGER

DATED AS OF October 14, 2010

BY AND BETWEEN

CHEMUNG FINANCIAL CORPORATION

AND

FORT ORANGE FINANCIAL CORP.

Article I Definitions *

1.1. Definitions. *

Article II The Merger *

2.1. The Merger. *

2.2. Effective Time. *

2.3. Effects of the Merger. *

2.4. Merger Consideration. *

2.5. Adjustment to Merger Consideration. *

2.6. Exchange Procedures. *

2.7. Effect of the Merger on Shares of CFC Common Stock and FOFC Common Stock. *

2.8. Directors of Surviving Corporation After Effective Time; Advisory Board. *

2.9. Certificate of Incorporation and ByLaws. *

2.10. Treatment of Stock Options and Restricted Stock. *

2.11. Dissenters' Rights. *

2.12. Bank Merger. *

2.13. Alternative Structure. *

2.14. Absence of Control. *

Article III Representations and Warranties of FOFC *

3.1. Capitalization. *

3.2. Corporate Organization. *

3.3. Authority; No Violation. *

3.4. Consents and Approvals. *

3.5. Regulatory Filings. *

3.6. Agreements with Regulatory Agencies. *

3.7. Compliance with Applicable Laws. *

3.8. Legal Proceedings. *

3.9. Securities Registration. *

3.10. Financial Statements; Books and Records. *

3.11. Tax Matters. *

3.12. Undisclosed Liabilities. *

3.13. Properties and Assets. *

3.14. Insurance. *

3.15. Reserves. *

3.16. Loans. *

3.17. Investment Securities. *

3.18. Deposits. *

3.19. Labor Matters. *

3.20. Employee Benefit Plans. *

3.21. Environmental Matters. *

3.22. Internal Controls. *

3.23. Intellectual Property. *

3.24. Material Contracts. *

3.25. Absence of Certain Changes or Events. *

3.26. Affiliate Transactions. *

3.27. Material Interests of Certain Persons. *

3.28. Anti-Takeover Provisions. *

3.29. Fees. *

3.30. Fairness Opinion. *

3.31. Bank Secrecy Act and CRA Compliance. *

3.32. Tax Treatment of the Merger. *

3.33. FOFC Information. *

3.34. Trust Powers. *

3.35. Indemnification. *

3.36. Voting and Non-Competition Agreement. *

3.37. Information Security *

Article IV Representations And Warranties of CFC *

4.1. Capitalization. *

4.2. Corporate Organization. *

4.3. Authority; No Violation. *

4.4. Regulatory Filings. *

4.5. CFC Information. *

4.6. Consents. *

4.7. Compliance with Applicable Laws. *

4.8. Legal Proceedings. *

4.9. Tax Treatment. *

4.10. Merger Consideration; Adequate Resources. *

4.11. Financial Statements; Books and Records. *

4.12. Undisclosed Liabilities. *

4.13. Reserves. *

4.14. Loans. *

4.15. Investment Securities. *

4.16. Environmental Matters. *

4.17. Absence of Certain Changes or Events. *

4.18. Bank Secrecy Act and CRA Compliance. *

4.19. Tax Treatment of the Merger. *

Article V Covenants of the Parties *

5.1. Conduct of FOFC Business. *

5.2. Access; Confidentiality. *

5.3. Further Actions of FOFC and CFC. *

5.4. Subsequent Events. *

5.5. Employee Matters. *

5.6. Resignation. *

5.7. Publicity. *

5.8. Section 16 Matters. *

5.9. Indemnification. *

5.10. Exclusivity/Competing Proposals. *

5.11. Registration of CFC Common Stock. *

5.12. Shareholder Meetings. *

5.13. No Market Manipulation *

Article VI Termination *

6.1. Termination. *

6.2. Effect of Termination. *

6.3. Termination Fee. *

Article VII Conditions *

7.1. Conditions to FOFC's Obligations. *

7.2. Conditions to CFC's Obligations. *

Article VIII Other Matters *

8.1. Closing. *

8.2. Expenses. *

8.3. Survival of Representations, Warranties and Covenants. *

8.4. Assignment/Limitation of Benefits. *

8.5. Entire Agreement; No Third Party Beneficiaries. *

8.6. Amendment, Extension and Waiver. *

8.7. Notices. *

8.8. Captions and Headings. *

8.9. Counterparts. *

8.10. Severability. *

8.11. Governing Law/Jurisdiction/Venue. *

8.12. Interpretation. *

8.13. Waiver of Jury Trial. *

Agreement and Plan of Merger

This Agreement and Plan of Merger, dated as of the 14th day of October, 2010 ("Agreement"), is entered into by and between Chemung Financial Corporation, a New York business corporation ("CFC") and Fort Orange Financial Corp., a Delaware business corporation ("FOFC").

Recitals

WHEREAS, the boards of directors of CFC and FOFC have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and shareholders and;

WHEREAS, the boards of directors of CFC and FOFC have approved this Agreement at duly convened meetings; and

WHEREAS, CFC owns all of the issued and outstanding capital stock of Chemung Canal Trust Company ("Chemung Bank"), and FOFC owns all of the issued and outstanding capital stock of Capital Bank & Trust Company ("Capital Bank"), and it is contemplated that, immediately following the Merger, Capital Bank will be merged with and into Chemung Bank with Chemung Bank as the surviving entity (the "Bank Merger"); and

WHEREAS, the parties intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the "Code") for federal income tax purposes; and

WHEREAS, as a condition and inducement to CFC's willingness to enter into this Agreement, the directors of FOFC, except for Peter D. Cureau who has entered into the Voting Agreement dated as of the date hereof in the form attached hereto as Exhibit A, have entered into a Voting and Non-Competition Agreement dated as of the date hereof in the form attached hereto as Exhibit B;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, and intending to be legally bound hereby, the parties agree as follows:

  Definitions

    Definitions.

    As used in this Agreement, the following terms have the following meanings. References to Articles and Sections refer to Articles and Sections of this Agreement.

    Acquisition Proposal means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving FOFC: (i) any merger, consolidation, share exchange, business combination or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of net revenues, net income or assets of FOFC in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the FOFC Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or, (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in final or draft form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Affiliate means the Persons defined as such in Rule 144 promulgated by the SEC under the Securities Act.

    Agreement means this Agreement and Plan of Merger.

    Articles of Merger means the documents attached as Exhibits C-1 and C-2 to this Agreement.

    Bank Merger means the merger of Capital Bank with and into Chemung Bank, with Chemung Bank being the surviving bank.

    Bank Plan of Merger means the agreement providing for the Bank Merger, attached as Exhibit D to this Agreement.

    Bank Secrecy Act means the Bank Secrecy Act of 1970, as amended.

    BHCA means the Bank Holding Company Act of 1956, as amended.

    Capital Bank means Capital Bank & Trust Company, a New York chartered commercial bank and a wholly owned subsidiary of FOFC.

    CFC means Chemung Financial Corporation, a New York corporation and registered financial holding company.

    CFC Common Stock means the common stock of CFC, $.01 par value.

    CFC Financials means (i) the audited consolidated financial statements of CFC for the three years ended December 31, 2009, 2008 and 2007; and (ii) the unaudited interim consolidated financial statements of CFC as of each calendar quarter in 2010 through and including September 30, 2010.

    CFC Regulatory Reports means the Call Reports filed by Chemung Bank with the FDIC for each calendar quarter, beginning with the quarter ended December 31, 2009 through the Closing Date and the Form FR Y-6 filed by CFC with the FRB for 2009.

    Chemung Bank means Chemung Canal Trust Company, a New York chartered commercial bank and a wholly owned Subsidiary of CFC.

    Closing means the closing of the Merger, including execution and delivery of all of the documents and instruments required by this Agreement.

    Closing Date means the date on which the Merger and the Bank Merger are consummated.

    Closing Price means the average of the daily closing price of CFC Common Stock for the ten (10) trading days on which trades of CFC Common Stock occur immediately prior to the Closing Date, as reported on the OTC Bulletin Board.

    Code means the Internal Revenue Code of 1986, as amended.

    Confidentiality Agreement means the confidentiality agreement between CFC and FOFC dated September 8, 2010 attached as Exhibit E to this Agreement.

    CRA means the Community Reinvestment Act of 1977, as amended.

    DGCL means the Delaware General Corporation Law, as amended.

    Dissenting Shares means any shares of FOFC Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a FOFC shareholder who has not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value of such shares in accordance with the DGCL.

    DOJ means the United States Department of Justice.

    Effective Time means the date and time to be specified in the Articles of Merger, to be filed with the New York Secretary of State and the Delaware Secretary of State, which date shall be the Closing Date, or such later date and time as shall be specified as the Effective Time pursuant to the mutual agreement of CFC and FOFC and in accordance with the NYBCL.

    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

    Exchange Act means the Securities Exchange Act of 1934, as amended.

    Exchange Agent means American Stock Transfer & Trust Company, the firm designated to effect the share exchanges provided for in this Agreement.

    Exchange Ratio means 0.3571, subject to adjustment:

      pursuant to Section 2.5
      as follows: if the Closing Price is greater than $25.20, the Exchange Ratio shall be computed based upon a per share price for FOFC Common Stock of $9.00. For example, if the Closing Price is $27.50, the Exchange Ratio would be 0.3273.

  FDIC means the Federal Deposit Insurance Corporation.

  FinCen means the Financial Crimes Enforcement Network of the United States Department of the Treasury.

  FOFC means Fort Orange Financial Corp., a Delaware business corporation and registered bank holding company.

  FOFC Delinquent Loans means: (i) all loans with principal and/or interest that are 45-89 days past due; (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing; (iii) all loans that are non-accruing; (iv) restructured and impaired loans; (v) OREO; and (vi) net charge-offs from the date of this Agreement through the last business day of the month prior to the Closing.

  FOFC Financials means: (i) the audited consolidated financial statements of FOFC for the three years ended December 31, 2009, 2008 and 2007; and (ii) the unaudited interim consolidated financial statements of FOFC as of each calendar quarter in 2010 through and including September 30, 2010.

  FOFC Stock Plans means the Capital Bank & Trust Company Stock Unit Plan for Non-Employee Directors, as amended, the Capital Bank & Trust Company 1996 Stock Option Plan for Non-Employee Directors, the Capital Bank & Trust Company 1996 Stock Option Plan for Key Employees, the Capital Bank & Trust Company 1997 Stock Option Plan, and the Fort Orange Financial Corp. 2007 Stock-Based Incentive Plan.

  FOFC Regulatory Reports means the Call Reports filed by Capital Bank with the FDIC for each calendar quarter, beginning with the quarter ended December 31, 2009 through the Closing Date and the Form FR Y-6 filed by FOFC with the FRB for 2009.

  FRB means the Board of Governors of the Federal Reserve System.

  GAAP means generally accepted accounting principles as in effect in the United States at the relevant date and which are applied on a consistent basis.

  GLBA means the Gramm-Leach-Bliley Act, as amended.

  Governmental Entity means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

  Hazardous Materials means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Law.

  Index means the average of the per share common stock prices of the common stock of the publicly traded banks headquartered in New York and Pennsylvania with total assets between $500 million and $4 billion listed on Exhibit F attached hereto.

  Intellectual Property means all patents, copyrights, trade secrets, trade names, servicemarks, trademarks, domain names, software, or internet websites used in a party's business.

  IRS means the Internal Revenue Service.

  Joint Proxy Statement-Prospectus means the proxy statement/prospectus included in the Registration Statement on Form S-4 filed with the SEC and distributed to shareholders of CFC and FOFC in connection with the meetings of the shareholders of each of CFC and FOFC to approve the Merger.

  Knowledge means a party's actual knowledge after reasonable inquiry, unless a different meaning, including, but not limited to, constructive knowledge, is expressed.

  Law means any statute, law, ordinance, rule, regulation, order, permit, judgment, injunction, decree, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

  Lien means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

  Material Adverse Effect means with respect to CFC or FOFC, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include: (i) any change in the value of the respective investment and loan portfolios of CFC or FOFC resulting from a change in interest rates generally; (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects depository institutions generally; (iii) actions or omissions of a party taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby; (iv) any change in general economic conditions affecting banks or their holding companies; (v) changes resulting from expenses incurred in connection with this Agreement; (vi) any decline in the aggregate deposits level of Capital Bank or Chemung Bank; and (vii) any information that is set forth on a disclosure schedule attached hereto.

  Merger means the merger of FOFC with and into CFC with CFC as the surviving entity as provided in this Agreement.

  Merger Consideration means the shares of CFC Common Stock issuable and the cash payable in connection with the Merger, as specified in Section 2.4 of this Agreement.

  NYBCL means the New York Business Corporation Law, as amended.

  NYSBD means the New York State Banking Department.

  OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

  OREO means Other Real Estate Owned, reflected as such on an institution's books.

  OTC Bulletin Board means the electronic quotation system in the United States that displays real-time quotes, last-sale prices, and volume information for over-the-counter equity securities that are not listed on the NASDAQ stock exchange or a national securities exchange.

  Patriot Act means the USA Patriot Act, as amended.

  PBGC means the Pension Benefit Guaranty Corporation.

  Person means an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

  Registration Statement means a registration statement to be filed with the SEC on Form S-4 with respect to the issuance of CFC Common Stock in the Merger.

  Regulatory Authority means any banking agency or department of any federal or state government, including, without limitation, the FRB, the FDIC and the NYSBD.

  SEC means the United States Securities and Exchange Commission.

  Securities Act means the Securities Act of 1933, as amended.

  Subsidiary means with respect to any party, any Person which is consolidated with such party for financial reporting purposes.

  Superior Competing Proposal means any unsolicited bona fide written proposal made by any Person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of FOFC Common Stock then outstanding or all or substantially all of the assets of FOFC and otherwise: (i) on terms which the FOFC board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to FOFC's shareholders than the transaction contemplated by this Agreement; and (ii) that constitutes a transaction that, in the FOFC board of directors' good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

  Surviving Corporation means CFC, as the surviving corporation in the Merger.

  Tax(es) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premises, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterations or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

  Voting Agreement means the agreement attached as Exhibit A to this Agreement.

  Voting and Non-Competition Agreement means the agreement attached as Exhibit B to this Agreement.

  The Merger

    The Merger.

    Upon the terms and subject to the conditions set forth in this Agreement, FOFC will merge with and into CFC (the "Merger") at the Effective Time. At the Effective Time, the separate corporate existence of FOFC shall cease. CFC shall be the Surviving Corporation in the Merger and shall continue to be governed by the NYBCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

    Effective Time.

    CFC shall file the Articles of Merger in the form attached to this Agreement as Exhibit C-1, with the New York Secretary of State pursuant to the NYBCL and FOFC shall file the Articles of Merger in the form attached to this Agreement as Exhibit C-2, with the Delaware Secretary of State pursuant to the DGCL. The Merger shall become effective upon such filing or at such later date or time as the parties may agree and specify in the Articles of Merger. The date and time the Merger becomes effective shall be the "Effective Time".

    Effects of the Merger.

    The Merger will have the effects set forth in the NYBCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, CFC shall possess all of the assets, properties, rights, privileges, powers and franchises of FOFC and be subject to all of the debts, liabilities and obligations of FOFC.

    Merger Consideration.

    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of FOFC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof, in accordance with the election and allocation procedures set forth in this Section 2.4, into either: (i) shares of CFC Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $7.50 for each share of FOFC Common Stock; or (iii) a combination of such shares of CFC Common Stock and cash (the shares of CFC Common Stock issuable and the cash payable in connection with the Merger sometimes being referred to as the "Merger Consideration").

      FOFC's shareholders shall have the following choices in connection with the exchange of their FOFC Common Stock pursuant to the Merger:
        At the option of each holder of FOFC Common Stock, all of such holder's FOFC Common Stock shall be converted into the right to receive the number of shares of CFC Common Stock that is equal to the number of shares of FOFC Common Stock held by such holder times the Exchange Ratio (the "All Stock Election"), provided that:
          Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof; and
          After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than seventy five percent (75%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CFC Common Stock; or
        At the option of each holder of FOFC Common Stock, all of such holder's FOFC Common Stock shall be converted into the right to receive cash, payable by check, in an amount equal to the number of shares of FOFC Common Stock held by such holder times $7.50 (the "All Cash Election"), provided that:
          After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than twenty five percent (25%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or
        At the option of each holder of FOFC Common Stock, seventy five percent (75%) of such holder's aggregate number of shares of FOFC Common Stock (the "Stock Portion") shall be converted into the right to receive such number of shares of CFC Common Stock equal to the number of shares of FOFC Common Stock in the Stock Portion times the Exchange Ratio, and twenty five percent (25%) of such holder's aggregate number of shares of FOFC Common Stock (the "Cash Portion") shall be converted into the right to receive cash, payable by check, in an amount equal to the number of shares of FOFC Common Stock in the Cash Portion times $7.50 (the "Mixed Election"), provided that:
          Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof as provided in Section 2.4; and
          After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than seventy five percent (75%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CFC Common Stock;
          After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than twenty five percent (25%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or
      If no election is validly made by a holder by the Election Deadline pursuant to Section 2.4(c), all of such holder's shares of FOFC Common Stock shall be converted into the right to receive CFC Common Stock as set forth in Section 2.4(a)(i), cash as set forth in Section 2.4(a)(ii), or any combination of CFC Common Stock and cash as determined by CFC; provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.4(h). Such shares of FOFC Common Stock shall be allocated by CFC on a pro rata basis among non-electing holders based upon the number of shares of FOFC Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of seventy five percent (75%) of FOFC Common Stock to be converted into CFC Common Stock and twenty five percent (25%) of FOFC Common Stock to be converted into cash after taking into account Dissenting Shares. Notice of such allocation shall be provided promptly to each holder whose shares of FOFC Common Stock are allocated pursuant to this Section 2.4(b).
      An election form and other appropriate transmittal materials in such form as the parties shall mutually agree (the "Election Form") shall be mailed to shareholders of FOFC prior to the Election Period. The "Election Period" shall be the period of time to which the parties shall agree, within which FOFC shareholders may validly elect the form of Merger Consideration set forth in Section 2.4(a) (the "Election") that they will receive, occurring between: (i) the date of the mailing of the Joint Proxy Statement-Prospectus for the special meeting of shareholders of FOFC at which this Agreement and the Merger is presented for approval; and (ii) the Closing Date. The "Election Deadline" shall be the time, specified by CFC after consultation with FOFC, at close of business local time on the last day of the Election Period. An Election shall be considered to have been validly made by a holder of FOFC Common Stock only if: (i) the Exchange Agent shall have received an Election Form properly completed and executed by such holder, accompanied by a certificate or certificates representing the shares of FOFC Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of FOFC, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States; and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.
      Any holder of FOFC Common Stock may at any time prior to the Election Deadline revoke an election and either: (i) submit a new Election Form in accordance with the procedures in Section 2.4(c); or (ii) withdraw the certificate(s) for FOFC Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of FOFC Common Stock to such holder at the address and to the Person set forth in the Election Form.
      If more than twenty five percent (25%) of the total number of shares of FOFC Common Stock issued and outstanding constitute Dissenting Shares or, at the Election Deadline, have been deposited for exchange with cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 2.4(d), CFC will cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election, subject to the limitations described in Section 2.4(e)(iv), a sufficient number of such shares so that the total number of shares remaining on deposit for exchange into cash pursuant to the All Cash Election and the Mixed Election, when added to the number of Dissenting Shares, does not exceed twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding on the Election Deadline. The holders of FOFC Common Stock who have made the Mixed Election shall not be required to have more than seventy five percent (75%) of their shares of FOFC Common Stock converted into CFC Common Stock. After giving effect to Section 2.4(b), such elimination will be effected as follows:
        Subject to the limitations described in Section 2.4(e)(iv), CFC will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for CFC Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 2.4(e)(iv), such number of whole shares of FOFC Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to All Cash Election or the Mixed Election, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding immediately prior to the Effective Time;
        All shares of FOFC Common Stock that are eliminated pursuant to Section 2.4(e)(iv) from the shares deposited for cash pursuant to All Cash Election shall be converted into CFC Common Stock as provided by Section 2.4(a)(i);
        Notice of such allocation shall be provided promptly to each holder whose shares of FOFC Common Stock are eliminated from the shares on deposit for exchange with cash pursuant to Section 2.4(e)(i); and
        Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of FOFC Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of FOFC Common Stock converted into CFC Common Stock.
      If fewer than twenty five percent (25%) of the total number of shares of FOFC Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 2.4(d), CFC will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of FOFC Common Stock deposited for shares of CFC Common Stock pursuant to the All Stock Election so that the total number of shares of FOFC Common Stock on deposit for cash pursuant to the All Cash Election or the Mixed Election immediately prior to the Effective Time, when added to the number of Dissenting Shares, is not less than twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding immediately prior to the Effective Time. The holders of FOFC Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than twenty five percent (25%) of their shares of FOFC Common Stock converted into cash. After giving effect to Section 2.4(b), such addition will be effected as follows:
        CFC will cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for CFC Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of FOFC Common Stock deposited for shares of CFC Common Stock pursuant to the All Stock Election, such number of whole shares of FOFC Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for exchange with cash, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding immediately prior to the Effective Time;
        All shares of FOFC Common Stock that are added pursuant to Section 2.4(f)(i) to the shares deposited for cash shall be converted into cash as provided by Section 2.4(a)(ii); and
        Notice of such allocation shall be provided promptly to each holder whose shares of FOFC Common Stock are added to the shares on deposit for cash pursuant to Section 2.4(f).
      If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFC Common Stock or FOFC Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or other similar change, the Exchange Ratio shall be adjusted proportionately.
      No certificates or scrip representing less than one share of CFC Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FOFC Common Stock. In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CFC Common Stock, upon surrender of certificates representing shares of FOFC Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price.
    Adjustment to Merger Consideration.

    The Merger Consideration shall be subject to adjustment as provided in this Section 2.5. As determined on the Closing Date, if the FOFC Delinquent Loans at the end of the month immediately preceding the Closing are: (i) less than $6.5 million, the Exchange Ratio shall be 0.3571 and the cash component of the Merger Consideration shall be $7.50; (ii) $6.5 million or greater, but less than $8.5 million, the Exchange Ratio shall be 0.3524 and the cash component of the Merger Consideration shall be $7.40; (iii) $8.5 million or greater, but less than $10.5 million, the Exchange Ratio shall be 0.3476 and the cash component of the Merger Consideration shall be $7.30; or (iv) $10.5 million or greater, CFC may at its election (A) terminate this Agreement pursuant to Section 6.1(h); or (B) proceed with the transaction in which event the Exchange Ratio shall be 0.3429 and the cash component of the Merger Consideration shall be $7.20.

    Exchange Procedures.
      As soon as practicable after the Effective Time, CFC shall reserve for issuance and cause to be deposited with American Stock Transfer & Trust Company (the "Exchange Agent"), for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CFC Common Stock and cash, by wire transfer of immediately available funds, into which the outstanding shares of FOFC Common Stock shall be converted pursuant to Section 2.4. As soon as practicable after the Effective Time, CFC shall cause the Exchange Agent to mail to all holders of record of FOFC Common Stock, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders' certificates formerly representing FOFC Common Stock to the Exchange Agent in exchange for new certificates of CFC Common Stock and cash in lieu of fractional shares issuable pursuant to this Article II. A letter of transmittal will be deemed properly completed only if accompanied by certificates representing all shares of FOFC Common Stock to be converted thereby.
      As soon as practicable, after surrender to the Exchange Agent of the certificates of FOFC Common Stock in accordance with the instructions of the letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of FOFC Common Stock a certificate representing the number of shares of CFC Common Stock, and a check for cash payable in the Merger (including cash in lieu of fractional shares, if any), that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any stock or cash to be received in the Merger. If any certificate surrendered for exchange is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
      At and after the Effective Time, each certificate of FOFC Common Stock (except as set forth in Section 2.10 with respect to Dissenting Shares) shall represent only the right to receive the Merger Consideration. No dividends or other distributions declared after the Effective Time with respect to CFC Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of FOFC Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CFC Common Stock.
      At the Effective Time, the stock transfer books of FOFC shall be closed and no transfer of FOFC Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.6. CFC and the Exchange Agent shall be entitled to rely upon FOFC's stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate for shares of FOFC Common Stock, CFC and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
      In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CFC, the making of an indemnity agreement in a form reasonably requested by CFC and/or the posting by such Person of a bond in such amount as CFC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
      Neither CFC nor FOFC shall be liable to any holder of shares of FOFC Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. After the first anniversary of the Effective Time, CFC shall be entitled to instruct the Exchange Agent to release to CFC all of the shares of CFC Common Stock and cash then remaining undistributed to former shareholders of FOFC. Thereafter and until such time as any remaining undistributed shares of CFC Common Stock and cash are delivered to a public official pursuant to any applicable property, escheat or similar law, CFC shall deliver certificates representing an appropriate number of shares of CFC Common Stock and/or a check for cash in lieu of fractional shares, if any, to such former shareholders of FOFC who present either to the Exchange Agent or CFC: (i) certificates representing FOFC Common Stock; (ii) the accompanying letter of transmittal; and (iii) other related documents.
    Effect of the Merger on Shares of CFC Common Stock and FOFC Common Stock.

    At the Effective Time, each share of CFC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger. Each share of FOFC Common Stock held in treasury by FOFC or owned by any Subsidiary of FOFC, CFC or any Subsidiary of CFC (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any exchange or conversion thereof and no payment or distribution shall be made with respect thereto.

    Directors of Surviving Corporation After Effective Time; Advisory Board.
      Subject to Section I, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of CFC serving immediately prior to the Effective Time, plus two directors of FOFC or Capital Bank serving immediately prior to the Effective Time, as selected solely in the discretion of CFC. The Bank Plan of Merger also shall provide for the selection of such directors to serve as directors of Chemung Bank.
      Promptly following the Effective Time, CFC shall cause to be formed a Capital District Advisory Board (the "Advisory Board") and invite each member of FOFC's and Capital Bank's respective board of directors who was formerly serving as a non-employee director immediately prior to the Effective Time of the Merger (other than Peter D. Cureau and members who are elected to CFC's and Chemung Bank's board of directors pursuant to Section 2.8(a)) to serve on the Advisory Board. The Advisory Board shall be comprised of such FOFC directors who accept the invitation to serve thereon. The purpose and function of the Advisory Board will be to advise Chemung Bank on deposit, lending and financial services activities in FOFC's former market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout such market area. Each member of the Advisory Board shall be paid for each meeting he or she actually attends, in consideration for his or her services on the Advisory Board. The term of the Advisory Board shall be for a three (3) year period following the Effective Time.
    Certificate of Incorporation and ByLaws.

    The certificate of incorporation and the bylaws of CFC, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

    Treatment of Stock Options and Restricted Stock.
      Each option to purchase shares of FOFC Common Stock issued by FOFC and outstanding at the Effective Time pursuant to the FOFC Stock Plans (each, a "FOFC Option"), whether or not such FOFC Option is exercisable at the Effective Time, shall cease to be outstanding and shall be converted into the right to receive in cash, an aggregate amount equal to the product of: (i) the number of shares of FOFC Common Stock subject to unexercised FOFC Options (both vested and unvested); and (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the Exchange Ratio and the Closing Price, and (2) 25% of $7.50, and (y) the applicable exercise price per share under the FOFC Options.
      Each outstanding restricted stock award which is unvested immediately prior to the Effective Time, shall vest and be free of any restrictions as of the Effective Time in accordance with the terms of the applicable FOFC Stock Plans and be exchanged for Merger Consideration as provided in Section 2.4.
    Dissenters' Rights.

    Notwithstanding any other provision of this Agreement to the contrary, shares of FOFC Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.5 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. FOFC shall give CFC: (i) prompt notice of any written demands for payment of the fair value of any shares of FOFC Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by FOFC relating to shareholders' dissenters' rights; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of FOFC thereunder. FOFC shall not, except with the prior written consent of CFC: (i) make any payment with respect to such demand; (ii) offer to settle or settle any demand for payment of fair value; or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the DGCL.

    Bank Merger.

    Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Capital Bank and Chemung Bank shall enter into the Plan of Bank Merger, pursuant to which Capital Bank will merge with and into Chemung Bank in the Bank Merger. The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

    Alternative Structure.

    Notwithstanding any provision of this Agreement to the contrary, CFC may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as: (i) there are no adverse federal or state income tax consequences to any of the shareholders, directors or officers of FOFC as a result of such modification; (ii) the Merger Consideration is not thereby changed or reduced in amount because of such modification; (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals; (iv) it does not result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect; and (v) it does not diminish the benefits of any officer, director or employee of FOFC pursuant to this Agreement.

    Absence of Control.

  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that CFC by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, FOFC or to exercise, directly or indirectly, a controlling influence over the management or policies of FOFC.

  Representations and Warranties of FOFC

  FOFC hereby makes the following representations and warranties to CFC, each of which is being relied upon by CFC as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of FOFC referenced below and thereby required of FOFC pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "FOFC Disclosure Schedule."

    Capitalization.
      The authorized capital stock of FOFC consists of 10,000,000 shares of FOFC Common Stock, par value $.10 per share, of which, as of the date hereof, 3,742,303 shares are issued 3, 702, 312 are outstanding and 39,991 shares are held in treasury and 1,000,000 shares of preferred stock, par value $.10 per share, none of which are issued or outstanding. As of the date hereof, except for FOFC Common Stock to be issued pursuant to FOFC Stock Plans, no shares of FOFC Common Stock or preferred stock are reserved for issuance. All outstanding shares of FOFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. None of the shares of FOFC Common Stock has been issued in violation of the preemptive rights of any Person.
      Section 3.1 of the FOFC Disclosure Schedule sets forth a complete and accurate list of all outstanding options for and rights to receive FOFC Common Stock, including the names of the holders thereof, and to the extent applicable, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each option and right and whether stock appreciation, limited or other similar rights were granted in connection therewith. Except as set forth therein, there are no authorized, issued or outstanding options or other rights with respect to the FOFC Common Stock or preferred stock.
    Corporate Organization.
      FOFC is a duly organized corporation, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FOFC. FOFC is registered as a bank holding company under the BHCA. The certificate of incorporation and by-laws of FOFC, copies of which are attached as Section 3.2(a) of the FOFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Capital Bank is the only Subsidiary of FOFC that qualifies as a "Significant Subsidiary," as such term is defined in Regulation S-X, promulgated by the SEC.
      Capital Bank is a commercial bank, duly organized and validly existing and in good standing under the Laws of New York. The deposit accounts of Capital Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Capital Bank. Capital Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Capital Bank. The organization certificate and by-laws of Capital Bank, copies of which are attached as Section 3.2(b) of the FOFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
      Except for Capital Bank and Capital Reprise LLC, FOFC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization; and, with respect to Capital Bank, FOFC owns 2,656,370 shares of common stock of Capital Bank, constituting 100% of all of the outstanding capital stock of Capital Bank. The outstanding shares of common stock of Capital Bank have been duly authorized and validly issued and are fully paid and (except as provided by applicable Law) non-assessable. All such shares are directly or indirectly owned by FOFC, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the Capital Bank common stock. Except for the pledge of shares to Pioneer Savings Bank as collateral for a line of credit facility, such shares are free and clear of all Liens. None of the shares of Capital Bank common stock has been issued in violation of the preemptive rights of any Person.
      No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of FOFC may vote are issued or outstanding.
    Authority; No Violation.
      FOFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory and shareholder approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of FOFC. The board of directors of FOFC has directed that this Agreement and the transactions contemplated hereby be submitted to FOFC's shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of FOFC's shareholders, no other corporate proceedings on the part of FOFC (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FOFC and will constitute valid and binding obligations of FOFC, enforceable against FOFC in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.
      Capital Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory and shareholder approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Capital Bank and by FOFC as the sole shareholder of Capital Bank. No other corporate proceedings on the part of Capital Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Capital Bank, will be duly and validly executed and delivered by Capital Bank and will constitute a valid and binding obligation of Capital Bank, enforceable against Capital Bank in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.
      Neither the execution and delivery of this Agreement by FOFC or the Bank Merger Agreement by Capital Bank, nor the consummation by FOFC or Capital Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by FOFC or Capital Bank with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the certificate of incorporation or by-laws of FOFC; or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to FOFC or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the properties or assets of FOFC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FOFC is a party, or by which it or any of its properties or assets may be bound or affected.
    Consents and Approvals.
      Except for: (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger and the Bank Merger with the FRB, the FDIC and the NYSBD, as well as any other applications and notices required by Laws related to the Merger or the Bank Merger, and approval of the foregoing applications and notices; (ii) the approval of this Agreement by the requisite vote of the shareholders of CFC and FOFC; (iii) the filing of the Articles of Merger with the New York Secretary of State and the Delaware Secretary of State; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Laws including, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the securities or antitrust Laws of any foreign country; and (v) such filings, authorizations or approvals as may be set forth in Section 3.4 of the FOFC Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by FOFC of this Agreement; (2) the consummation by FOFC of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Capital Bank of the Bank Merger Agreement; and (4) the consummation by Capital Bank of the Bank Merger and the transactions contemplated thereby, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of FOFC to consummate the transactions contemplated hereby.
      FOFC hereby represents to CFC that it has no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis and that it will promptly notify CFC should it acquire such Knowledge.
    Regulatory Filings.

    FOFC and Capital Bank have filed all reports required by Laws to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. FOFC is not required to file any reports, schedules, registration statements or proxy statements with the SEC under the Securities Act or the Exchange Act and will promptly inform CFC if it becomes subject to such requirements prior to the Effective Time.

    Agreements with Regulatory Agencies.

    Except as set forth in Section 3.6 of the FOFC Disclosure Schedule, neither of FOFC or Capital Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of, any Regulatory Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its earnings, its asset quality, its management or its business, nor has FOFC or Capital Bank been advised by any Governmental Entity that it is considering issuing or requesting any such agreement or action.

    Compliance with Applicable Laws.

    Except as set forth in Section 3.7 of the FOFC Disclosure Schedule, each of FOFC and Capital Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither FOFC nor Capital Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been cured and for which there is no remaining liability.

    Legal Proceedings.

    Except as set forth in Section 3.8 of the FOFC Disclosure Schedule: i) neither FOFC nor Capital Bank is a party to any, and there are no pending, or to the Knowledge of FOFC, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FOFC or Capital Bank in which, to the Knowledge of FOFC, there is a reasonable probability of any material recovery against or other material effect upon FOFC or Capital Bank or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement; and ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon FOFC, Capital Bank or their respective assets.

    Securities Registration.

    FOFC and Capital Bank are not under any obligation to register any of their securities under the Securities Act or any state securities laws.

    Financial Statements; Books and Records.

    FOFC has delivered to CFC the FOFC Regulatory Reports and the FOFC Financials, all of which fairly present in all material respects, the consolidated financial position of FOFC and Capital Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of FOFC and Capital Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP, as applicable, applied on a consistent basis. The FOFC Financials reflecting information after the date of this Agreement will fairly present in all material respects, the consolidated financial position of FOFC and Capital Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of FOFC and Capital Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis. The books and records of FOFC and Capital Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of FOFC and Capital Bank contain records which are accurate in all material respects regarding all corporate actions of each of their respective shareholders and boards of directors (including committees of their respective boards of directors) set forth therein.

    Tax Matters.
      FOFC and Capital Bank have timely filed federal income tax returns for the five (5) years ended through December 31, 2009, and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local Laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local Laws and all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, required to be filed with respect to FOFC or Capital Bank. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and such reserves are reflected on the FOFC Financials, and as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as set forth in Section 3.11(a) of the FOFC Disclosure Schedule, no material: (i) audit examination; (ii) deficiency; or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. To the best of their Knowledge, neither FOFC nor Capital Bank will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.
      Except as set forth in Section 3.11.(b) the FOFC Disclosure Schedule, all federal, state and local (and, if applicable, foreign) tax returns filed by FOFC since December 2007, are complete and accurate in all material respects. Neither FOFC nor Capital Bank is delinquent in the payment of any material Tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against FOFC or Capital Bank, which have not been settled and paid. There are currently no agreements in effect with respect to FOFC or Capital Bank to extend the period of limitations for the assessment or collection of any Tax.
      Neither the transactions contemplated hereby nor the termination of the employment of any employees of FOFC or Capital Bank prior to or following consummation of the transactions contemplated hereby could result in FOFC or Capital Bank making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code. Except as set forth in Section 3.11(c) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank is a party to any agreement, arrangement, or plan that has resulted, or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.
      Except as set forth in Section 3.11(d) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.
      To their Knowledge, neither FOFC nor Capital Bank is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.
      Except as set forth in Section 3.11(f) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank has entered into any agreement with any taxing authority that will bind CFC or Chemung Bank after the Closing Date.
    Undisclosed Liabilities.

    Neither FOFC nor Capital Bank has any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the FOFC Regulatory Reports, FOFC Financial Statements or as provided to CFC in connection with its due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FOFC; (iii) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (iv) as set forth in Section 3.12 of the FOFC Disclosure Schedule.

    Properties and Assets.
      Section 3.13 of the FOFC Disclosure Schedule lists: (i) all real property owned by FOFC and Capital Bank; (ii) each real property lease, sublease or installment purchase arrangement to which FOFC's or Capital Bank is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which FOFC or Capital Bank is a party; and (iv) all items of FOFC or Capital Bank's tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except as set forth in Section 3.13 of the FOFC Disclosure Schedule, FOFC and Capital Bank have good and marketable title free and clear of all Liens on all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of FOFC and Capital Bank taken as a whole, and which are reflected on the FOFC Financials, except: (i) Liens for Taxes not yet due and payable; (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business; (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and (iv) the pledge of all of the outstanding shares of the common stock of Capital Bank to Pioneer Savings Bank as collateral for a line of credit facility. All leases pursuant to which FOFC or Capital Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FOFC and Capital Bank taken as a whole, are assignable, valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FOFC. All leases pursuant to which FOFC or Capital Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FOFC and Capital Bank taken as a whole, are valid and binding in accordance with their respective terms with respect to the Surviving Corporation and enforceable by the Surviving Corporation, except where the failure of such lease or leases to be valid, binding and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FOFC.
      Neither FOFC nor Capital Bank has experienced any material uninsured damage or destruction with respect to such properties. All properties and assets used by FOFC and Capital Bank are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or, to FOFC's Knowledge, scheduled to become effective. FOFC and Capital Bank enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees. Neither FOFC nor Capital Bank is in material default with respect to any such lease, and there has occurred no default, or event, which with the lapse of time or the giving of notice, or both, would constitute a material default, by FOFC or Capital Bank under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by FOFC or Capital Bank of any of the property owned, leased, or occupied by them.
    Insurance.

    Section 3.14 of the FOFC Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by FOFC and Capital Bank, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither FOFC nor Capital Bank has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond; no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by FOFC and Capital Bank is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by FOFC and Capital Bank with all requirements of Law and agreements to which FOFC or Capital Bank is subject or is a party, and is, to FOFC's Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of FOFC and Capital Bank.

    Reserves.

    To FOFC's Knowledge, all reserves or other allowances for possible losses reflected in the FOFC Financials comply in all material respects with all Laws and are adequate under GAAP. Neither FOFC nor Capital Bank has been notified by any Regulatory Authority or FOFC's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of FOFC or Capital Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or FOFC's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of FOFC or Capital Bank. FOFC has previously furnished to CFC a complete list of all extensions of credit and OREO that have been classified by any Regulatory Authority as other loans specially mentioned, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. FOFC agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VI . All OREO held by FOFC or Capital Bank is being carried net of reserves at the lower of cost or net realizable value.

    Loans.
      To FOFC's Knowledge, all loans owned by FOFC or Capital Bank, or in which FOFC or Capital Bank has an interest: (i) comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, fair lending laws and regulations, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection Laws thereunder; and (ii) have been made or acquired in accordance with board of director-approved loan policies and all of such loans are presently collectable, except to the extent reserves have been made against such loans in the FOFC Financials.
      To FOFC's Knowledge, each of FOFC and Capital Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence Liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by FOFC and Capital Bank are with full recourse to the borrowers (except as set forth at Section 3.16(b) of the FOFC Disclosure Schedule), and each of FOFC and Capital Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.16(b) of the FOFC Disclosure Schedule, all loans purchased or originated by FOFC or Capital Bank and subsequently sold have been sold without recourse to FOFC or Capital Bank and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of August 31, 2010, prepared by FOFC and Capital Bank, which reports include all loans delinquent or otherwise in default, have been furnished to CFC. True, correct and complete copies of the currently effective lending policies and practices of FOFC and Capital Bank also have been furnished to CFC.
      Except as set forth at Section 3.16(c) of the FOFC Disclosure Schedule, to FOFC's Knowledge, each outstanding loan participation sold by FOFC or Capital Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to FOFC or Capital Bank for payment or repurchase in excess thereof. FOFC and Capital Bank have properly fulfilled in all material respects the contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable Laws.
      FOFC and Capital Bank have properly perfected all security interests, Liens, or other interests in any collateral securing any loans made by them.
      Section 3.16(e) of the FOFC Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by FRB Regulation O. All such loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No such loan is presently in default.
    Investment Securities.
      Except for Liens disclosed on Section 3.17(a) of the FOFC Disclosure Schedule and except for restrictions that exist for securities that are classified as "held to maturity", none of the investment securities held by FOFC is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
      Except as disclosed on Section 3.17(b) of the FOFC Disclosure Schedule, FOFC is not a party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that: (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
    Deposits.

    Except as set forth in Section 3.18 of the FOFC Disclosure Schedule, none of the deposits of Capital Bank is a "brokered deposit" as defined in the FDIC regulations (12 CFR Section 337.6(a)(2)).

    Labor Matters.

    With respect to their employees, neither FOFC nor Capital Bank is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. FOFC and Capital Bank have not experienced any attempt by organized labor or its representatives to make FOFC or Capital Bank conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of FOFC or Capital Bank. There is no unfair labor practice charge or other complaint by any employee or former employee of FOFC or Capital Bank against any of them pending before any Governmental Entity arising out of FOFC's or Capital Bank's activities, which charge or complaint: (i) has a reasonable probability of an unfavorable outcome; and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on FOFC. There is no labor strike or labor disturbance pending or threatened against any of them; and neither FOFC nor Capital Bank has experienced a work stoppage or other labor difficulty. FOFC and Capital Bank are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours.

    Employee Benefit Plans.
      FOFC Disclosure Schedule 3.20(a) hereto sets forth a true and complete list of: (i) each employment agreement or change in control agreement (whether written or oral) FOFC or Capital Bank has entered into with any employee, director or officer of FOFC or Capital Bank; and (ii) each pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts agreements and arrangements, including, but not limited to "employee benefit plans (within the meaning of Section 3(3) of ERISA), incentive policies, insurance contracts, plans and arrangements and all trust agreements related thereto, sponsored, maintained or adopted by FOFC or Capital Bank (hereinafter, a "Plan") with respect to any present or former directors, officers or employees of FOFC and/or Capital Bank.
      Except as set forth on FOFC Disclosure Schedule 3.20(b), with respect to each of the FOFC or Capital Bank Plans, FOFC has made available to CFC true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the most recent annual reports, financials, and actuarial reports, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code.
      No liability under Title IV of ERISA has been incurred by FOFC or any entity which is treated as a single employer with FOFC for purposes of Code Section 414 (an "ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to FOFC or any ERISA Affiliate of FOFC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.
      Neither FOFC nor any ERISA Affiliate of FOFC, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which FOFC or any ERISA Affiliate of FOFC could, either directly or indirectly, incur a material liability or cost.
      Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that FOFC or any ERISA Affiliate of FOFC is required to pay under Section 412 of the Code or under the terms of the Plans.
      Except as set forth on FOFC Disclosure Schedule 3.20(f), there has been no Material Adverse Effect in the funded status of any FOFC Plan that is subject to Title IV of ERISA since the inception of such FOFC Plan. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any FOFC Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.
      None of the Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
      Except as set forth on FOFC Disclosure Schedule 3.20(h)(1), a favorable determination letter has been issued by the IRS with respect to the each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such FOFC Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the FOFC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. To FOFC's best Knowledge and except as set forth on Schedule 3.20(h)(2), each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.
      There are no actions, suits or claims pending, or, to the Knowledge of FOFC, threatened (other than routine claims for benefits) against any Plan, the assets of any Plan or against FOFC or any ERISA Affiliate of FOFC with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). To the Knowledge of FOFC, there are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Plan.
      Except as contemplated by this Agreement and as set forth on FOFC Disclosure Schedules 3.20(a) and 3.20(j), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee or director of FOFC or any ERISA Affiliate of FOFC to severance pay, accrued sick pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director; (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director; or (iv) result in a "change in control" or the occurrence of any other event specified in the agreements which would entitle any party to such agreements to any payment thereunder.
      Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") has been administered in material compliance with such requirements.
      To the Knowledge of FOFC, each Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code, the Securities Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act of 1996 and any rules or regulations promulgated thereunder.
    Environmental Matters.
      Each of FOFC and Capital Bank is in material compliance with all applicable Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).
      There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of FOFC and Capital Bank, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which FOFC or Capital Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by FOFC or Capital Bank, or to the Knowledge of FOFC, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by FOFC or Capital Bank.
      During FOFC's or Capital Bank's ownership or operation of any of their properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.
      To the Knowledge of FOFC and Capital Bank, neither of them has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental Law; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.
    Internal Controls.
      FOFC and Capital Bank maintain a standard system of accounting established and administered in accordance with GAAP and applicable Laws. FOFC is not required to implement or maintain disclosure controls and procedures as defined in Rule 13a-15(e) of the Exchange Act.
      Neither FOFC nor Capital Bank, or any of their respective directors or officers, or, to their Knowledge, any of their respective employees, accountants or auditors, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of FOFC or Capital Bank, or their respective internal accounting controls. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by, or initiated at the direction of, the chief executive officer, chief financial officer, general counsel, the board of directors of FOFC or Capital Bank or any committee thereof.
      No attorney representing FOFC or Capital Bank, whether or not employed by FOFC or Capital Bank, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by FOFC or Capital Bank or any of their respective officers, directors, employees or agents to the board of directors of FOFC or Capital Bank, to any committee thereof or to any director or officer of FOFC or Capital Bank.
      To the Knowledge of FOFC, no employee of FOFC or Capital Bank has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. To the Knowledge of FOFC, neither FOFC nor Capital Bank nor any of their respective officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of FOFC or Capital Bank in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
    Intellectual Property.
      Except as set forth in Section 3.23 of the FOFC Disclosure Schedule, FOFC or Capital Bank owns the entire right, title and interest in and to, or has valid licenses or otherwise has the required legal rights with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of FOFC and Capital Bank, as presently conducted. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, or Liens. Upon consummation of the transactions contemplated by this Agreement, CFC and Chemung Bank will be entitled to continue to use all such Intellectual Property, without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by FOFC or Capital Bank in previously disclosed amounts, consistent with past practice).
      The conduct of the business and operations of FOFC and Capital Bank does not infringe or otherwise conflict with the rights of any Person in respect of any patents, copyrights, trade secrets, trade names, servicemarks, trademarks, domain names, software, or internet websites. None of the Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from FOFC or Capital Bank.
    Material Contracts.
      Except as disclosed in Section 3.24 of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank is a party to, or is bound by: (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Capital Bank) including, but not limited to any contract arrangement, commitment or understanding (whether written or oral) with respect to the employment of any officer, director, employee or consultant of FOFC or Capital Bank, or any agreement restricting the nature or geographic scope of its business activities in any material respect; or (ii) any agreement, indenture or other instrument relating to the borrowing of money by FOFC or Capital Bank or the guarantee by FOFC or Capital Bank of any such obligation, other than instruments relating to transactions entered into in the customary course of business.
      Neither FOFC nor Capital Bank, nor to their Knowledge, any of their counter-parties, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on FOFC.
    Absence of Certain Changes or Events.

    Except for entering into this Agreement and except as set forth in FOFC Disclosure Schedule 3.25 (in each case, identified by the appropriate paragraph of this Section 3.25), since December 31, 2009:

      FOFC and Capital Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;
      there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FOFC or Capital Bank;
      FOFC and Capital Bank have not declared, paid or set aside any dividends or distributions with respect to the FOFC Common Stock;
      except for supplies or equipment purchased in the ordinary course of business, neither FOFC nor Capital Bank has made any capital expenditures exceeding individually or in the aggregate $50,000;
      there has not been any write-down or specific reserve established by Capital Bank in excess of $250,000 with respect to any of its loans or OREO;
      there has not been any sale, assignment or transfer of any assets by FOFC or Capital Bank in excess of $50,000 other than in the ordinary course of business;
      there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by FOFC or Capital Bank to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;
      Except as set forth in Section 3.25(h) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; and
      there has been no change in any accounting principles, practices or methods of FOFC or Capital Bank other than as required by GAAP.
    Affiliate Transactions.
      All "covered transactions" between FOFC and Capital Bank and an "Affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act and the FRB regulations thereunder have been in compliance with such provisions.
      Except as set forth in FOFC Disclosure Schedule 3.26(b), neither FOFC nor Capital Bank is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FOFC or Capital Bank. All such transactions set forth therein: (i) were made in the ordinary course of business; (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FOFC or Capital Bank is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FOFC nor Capital Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due. No Regulatory Authority has informed FOFC or Capital Bank that the loan grade classification accorded such loan or credit accommodation by FOFC or Capital Bank is inappropriate.
    Material Interests of Certain Persons.

    Except as set forth in FOFC Disclosure Schedule 3.27, no current or former officer or director of FOFC or Capital Bank, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FOFC or Capital Bank.

    Anti-Takeover Provisions.

    No provisions of FOFC's organizational documents and no state anti-takeover Law, including, but not limited to "fair price," "moratorium," "control share acquisition" or similar Laws:(i) applies to the Merger, the Agreement or the Bank Plan of Merger; (ii) prohibits or restricts the ability of FOFC or Capital Bank to perform their respective obligations under this Agreement, or their respective ability to consummate the transactions contemplated hereby; (iii) would have the effect of invalidating or voiding this Agreement, the Bank Plan of Merger or the Merger; or (iv) would subject CFC or Chemung Bank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, the Bank Plan of Merger or the Merger.

    Fees.

    Neither FOFC nor Capital Bank, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Bank Plan of Merger, except for FOFC's retention of FinPro to perform certain financial advisory services.

    Fairness Opinion.

    FOFC has received the opinion of FinPro to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FOFC and its shareholders.

    Bank Secrecy Act and CRA Compliance.
      Except as set forth in Section 3.31 of the FOFC Disclosure Schedule, FOFC is not aware of, has not been advised of, and has no reason to believe in, the existence of any facts or circumstances which would cause it or Capital Bank to be deemed to be: (i) operating in violation of the Bank Secrecy Act or the Patriot Act and the regulations promulgated thereunder, the regulations promulgated and administered by OFAC, any order issued with respect to anti-money laundering by the DOJ or FinCEN, any order issued by OFAC, or any other applicable anti-money laundering laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, the GLBA and the provisions of the information security program adopted pursuant to 12 CFR. Part 40. FOFC is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or Capital Bank to undertake any remedial action. FOFC or Capital Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that comply with all applicable Laws.
      Capital Bank has received a rating of "Outstanding" in its most recent examination or interim review with respect to the CRA. FOFC is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Capital Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a CRA rating of lower than "satisfactory" by any Regulatory Authority.
    Tax Treatment of the Merger.

    FOFC has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the Code with respect to the portion of the Merger Consideration consisting of shares of CFC Common Stock, such that the exchange of CFC Common Stock for FOFC Common Stock and cash will not give rise to a Tax recognition event for the shareholders of FOFC with respect to such portion of the merger consideration comprised of CFC Common Stock.

    FOFC Information.

    The information relating to FOFC and Capital Bank provided herein and to be provided by FOFC to be contained in the Joint Proxy Statement-Prospectus do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for the portions thereof relating solely to CFC and Chemung Bank, as to which FOFC makes no representation or warranty) will comply in all material respects with the provisions of applicable Laws.

    Trust Powers.

    Capital Bank does not exercise trust powers or act as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

    Indemnification.

    Except as set forth in FOFC Disclosure Schedule 3.35 and except as provided in FOFC's indemnification agreement with FinPro, or the organizational documents of FOFC and Capital Bank, neither FOFC nor Capital Bank is a party to any indemnification agreement with any of its present, past or future directors, officers, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of FOFC or Capital Bank and, except as set forth in FOFC Disclosure Schedule 3.35, to FOFC's Knowledge, there are no claims for which any Person would be entitled to indemnification by FOFC or Capital Bank under their organizational documents, applicable Laws or any indemnification agreements or understandings.

    Voting and Non-Competition Agreement.
      Each director of FOFC, except for Peter D. Cureau, has delivered to CFC, concurrently with the execution of this Agreement, the Voting and Non-Competition Agreement in the form of Exhibit B hereto. To FOFC's best Knowledge, the Voting and Non-Competition Agreement has been duly and validly executed and delivered by each Person that is a party thereto and constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.
      Peter D. Cureau, has delivered to CFC, concurrently with the execution of this Agreement, the Voting Agreement. To FOFC's best Knowledge, the Voting Agreement has been duly and validly executed and delivered by Peter D. Cureau and constitutes his valid and binding obligation, enforceable against him in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.
    Information Security

  FOFC and Capital Bank have taken reasonable precautions to safeguard the information technology networks and systems utilized in the operation of its business, including the implementation of procedures to ensure that such information technology systems are materially free from disabling codes or instructions, timers, copy protection devices, "back door", "time bomb", "Trojan horse:, "worm", "virus" or other software routines or hardware components that in each case permits unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to the Knowledge of FOFC and Capital Bank, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

  Representations And Warranties of CFC

  CFC hereby makes the following representations and warranties to FOFC, each of which is being relied upon by FOFC as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of CFC referenced below and thereby required of CFC pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "CFC Disclosure Schedule."

    Capitalization.

    The authorized capital stock of CFC consists of 10,000,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 4,300,134 shares are issued, 3,512,925 shares are outstanding and 787,209 shares are held in treasury. Except for shares reserved in connection with CFC director compensation, as set forth in CFC Disclosure Schedule 4.1, as of the date hereof, no shares of CFC Common Stock are reserved for issuance. All outstanding shares of CFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the CFC Common Stock. None of the shares of CFC Common Stock has been issued in violation of the preemptive rights of any Person.

    Corporate Organization.
      CFC is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CFC. CFC is registered as a financial holding company under the BHCA. The certificate of incorporation and by-laws of CFC, copies of which are attached as Section 4.2(a) of the CFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Chemung Bank is the only Subsidiary of CFC that qualifies as a "Significant Subsidiary," as such term is defined in Regulation S-X, promulgated by the SEC.
      Chemung Bank is a commercial bank, duly organized and validly existing and in good standing under the laws of New York. Chemung Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The organization certificate and by-laws of Chemung Bank, copies of which are attached in Section 4.2(b) of the CFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
    Authority; No Violation.
      CFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of CFC. The board of directors of CFC has directed that this Agreement and the transactions contemplated hereby be submitted to CFC's shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of CFC's shareholders, no other corporate proceedings on the part of CFC (except for matters related to setting the date, time, place and record date for the special meeting) will be necessary to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by CFC and will constitute valid and binding obligations of CFC, enforceable against CFC in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.
      Chemung Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Chemung Bank and by CFC as the sole shareholder of Chemung Bank. No other corporate proceedings on the part of Chemung Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Chemung Bank, will be duly and validly executed and delivered by Chemung Bank and will constitute a valid and binding obligation of Chemung Bank, enforceable against Chemung Bank in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.
      Neither the execution and delivery of this Agreement by CFC or the Bank Merger Agreement by Chemung Bank, nor the consummation by CFC or Chemung Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by CFC or Chemung Bank with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the certificate of incorporation or by-laws of CFC; or (ii) violate any Laws applicable to CFC or any of its properties or assets; or (iii) violate, conflict with, or result in a breach of, any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the properties or assets of CFC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFC is a party, or by which it or any of its properties or assets may be bound or affected.
    Regulatory Filings.

    CFC and Chemung Bank have filed all reports required by Laws to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. CFC is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger or the Bank Merger should not be granted by such Regulatory Authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to CFC's ability to carry on its business.

    CFC Information.

    The information relating to CFC and Chemung Bank provided herein and to be provided by CFC to be contained in the Joint Proxy Statement-Prospectus, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for the portions thereof relating solely to FOFC and Capital Bank, as to which CFC makes no representation or warranty) will comply in all material respects with the provisions of applicable Laws.

    Consents.

    Except for consents and approvals of, or filings with, Regulatory Authorities, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by CFC or the consummation of the transactions contemplated by this Agreement.

    Compliance with Applicable Laws.

    Except as set forth in Section 4.7 of the CFC Disclosure Schedule, each of CFC and Chemung Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither CFC nor Chemung Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been substantially cured and for which there is no remaining material liability.

    Legal Proceedings.

    Except as set forth in Section 4.8 of the CFC Disclosure Schedule: (i) neither CFC nor Chemung Bank is a party to any, and there are no pending, or to the Knowledge of CFC, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CFC or Chemung Bank in which, to the Knowledge of CFC, there is a reasonable probability of any material recovery against or other Material Adverse Effect upon CFC or Chemung Bank or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement; and (ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon CFC, Chemung Bank or their respective assets.

    Tax Treatment.

    As of the date of this Agreement, CFC knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

    Merger Consideration; Adequate Resources.

    CFC will have, at the Effective Time, unissued shares of CFC Common Stock and shares of Common Stock held in its treasury, that are not reserved for any other purpose, sufficient to issue the number of shares of CFC Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II.

    Financial Statements; Books and Records.

    CFC has delivered to FOFC the CFC Regulatory Reports and the CFC Financials, all of which fairly present in all material respects, the consolidated financial position of CFC and Chemung Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of CFC and Chemung Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP, as applicable, applied on a consistent basis. The CFC Financials, reflecting information after the date of this Agreement will fairly present in all material respects, the consolidated financial position of CFC and Chemung Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of CFC and Chemung Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis. The books and records of CFC and Chemung Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of CFC and Chemung Bank contain records which are accurate in all material respects regarding all corporate actions of each of their respective shareholders and boards of directors (including committees of their respective boards of directors) set forth therein.

    Undisclosed Liabilities.

    Neither CFC nor Chemung Bank has any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the CFC Regulatory Reports, CFC Financial Statements or as provided to FOFC in connection with its due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CFC; and (iii) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (iv) as set forth in Section 4.12 of the CFC Disclosure Schedule.

    Reserves.

    To the Knowledge of CFC, all reserves or other allowances for possible losses reflected in the CFC Financials comply in all material respects with all Laws and are adequate under GAAP. Neither CFC nor Chemung Bank has been notified by any Regulatory Authority or CFC's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of CFC or Chemung Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or CFC's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of CFC or Chemung Bank. CFC has previously furnished to FOFC a complete list of all extensions of credit and OREO that have been classified by any Regulatory Authority as other loans specially mentioned, , substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. CFC agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VI. All OREO held by CFC or Chemung Bank is being carried net of reserves at the lower of cost or net realizable value.

    Loans.
      To CFC's Knowledge, all loans owned by CFC or Chemung Bank, or in which CFC or Chemung Bank has an interest: (i) comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, fair lending laws and regulations, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection Laws thereunder; and (ii) have been made or acquired in accordance with board of director-approved loan policies and all of such loans are presently collectable, except to the extent reserves have been made against such loans in the CFC Financials.
      To CFC's Knowledge, each of CFC and Chemung Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence Liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by CFC and Chemung Bank are with full recourse to the borrowers (except as set forth at Section 4.14(b) of the CFC Disclosure Schedule), and each of CFC and Chemung Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 4.14(b) of the CFC Disclosure Schedule, all loans purchased or originated by CFC or Chemung Bank and subsequently sold have been sold without recourse to CFC or Chemung Bank and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of August 31, 2010, prepared by CFC and Chemung Bank, which reports include all loans delinquent or otherwise in default, have been furnished to FOFC. True, correct and complete copies of the currently effective lending policies and practices of CFC and Chemung Bank also have been furnished to FOFC.
      Except as set forth at Section 4.14(c) of the CFC Disclosure Schedule, to CFC's Knowledge each outstanding loan participation sold by CFC or Chemung Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to CFC or Chemung Bank for payment or repurchase in excess thereof. CFC and Chemung Bank have properly fulfilled in all material respects the contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable Laws.
      CFC and Chemung Bank have properly perfected all security interests, Liens, or other interests in any collateral securing any loans made by them.
      Section 4.14(e) of the CFC Disclosure Schedule sets forth a list of all loans or other extensions credit to all directors, officers and employees, or any other Person covered by FRB Regulation O. All such loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No such loan is presently in default.
    Investment Securities.
      Except for restrictions that exist for securities that are classified as "held to maturity," pledges to secure public deposits and securities pledged under repurchase agreements, none of the investment securities held by CFC is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
      Except as set forth at Section 4.15(b) of the CFC Disclosure Schedule, CFC is not a party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that: (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
    Environmental Matters.
      Each of CFC and Chemung Bank is in material compliance with all applicable Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).
      There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of CFC and Chemung Bank, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which CFC or Chemung Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental Law; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by CFC or Chemung Bank, or to the Knowledge of CFC, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by CFC or Chemung Bank.
      During CFC's or Chemung Bank's ownership or operation of any of their properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.
      To the Knowledge of CFC and Chemung Bank, neither of them has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental Law; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.
    Absence of Certain Changes or Events.

    Except for entering into this Agreement and as set forth in CFC Disclosure Schedule 4.17 (in each case, identified by the appropriate paragraph of this Section 4.17), since December 31, 2009:

      CFC and Chemung Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;
      there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CFC or Chemung Bank;
      there has been no change in any accounting principles, practices or methods of CFC or Chemung Bank other than as required by GAAP;
      except for supplies or equipment purchased in the ordinary course of business, neither CFC nor Chemung Bank has made any capital expenditures exceeding individually or in the aggregate $50,000; and
      there has not been any write-down or specific reserve established by Chemung Bank in excess of $250,000 with respect to any of its loans or OREO.
    Bank Secrecy Act and CRA Compliance.
      Except as set forth in Section 4.18 of the CFC Disclosure Schedule, CFC is not aware of, has not been advised of, and has no reason to believe in, the existence of any facts or circumstances which would cause it or Chemung Bank to be deemed to be: (i) operating in violation of the Bank Secrecy Act or the Patriot Act and the regulations promulgated thereunder, the regulations promulgated and administered by OFAC, any order issued with respect to anti-money laundering by the DOJ or FinCEN, any order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, the GLBA and the provisions of the information security program adopted pursuant to 12 CFR. Part 40. CFC is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or Chemung Bank to undertake any remedial action. CFC or Chemung Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that comply with all applicable Laws.
      Chemung Bank has received a rating of "Outstanding" in its most recent examination or interim review with respect to the CRA. CFC is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Chemung Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder; or to be assigned a CRA rating of lower than "satisfactory" by any Regulatory Authority.
    Tax Treatment of the Merger.

  CFC has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the Code with respect to the portion of the Merger Consideration consisting of shares of CFC Common Stock, such that the exchange of CFC Common Stock for FOFC Common Stock and cash will not give rise to a Tax recognition event for the shareholders of FOFC with respect to such portion of the merger consideration comprised of CFC Common Stock.

  Covenants of the Parties

    Conduct of FOFC Business.

    From the date of this Agreement to the Effective Time, FOFC will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of CFC. FOFC will use commercially reasonable efforts, and will cause Capital Bank to use commercially reasonable efforts to: (i) preserve its business; (ii) maintain good relationships with employees; and (iii) preserve for itself the good will of vendors, depositors, borrowers and other customers of FOFC and Capital Bank with whom business relationships exist. From the date hereof to the Effective Time, except as otherwise consented to or approved by CFC in writing or as permitted or required by this Agreement or applicable Laws, FOFC will not, and will cause Capital Bank to not :

      change any provision of its certificate of incorporation or by-laws;
      change the number of authorized or issued shares of FOFC Common Stock or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of FOFC Common Stock;
      grant any severance or termination pay (other than pursuant to policies, written agreements or practices of FOFC in effect on the date hereof and provided to CFC prior to the date hereof) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of FOFC, except for routine periodic increases, individually and in the aggregate, in accordance with past practice or hire any employee other than the hiring of at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business;
      merge or consolidate FOFC or Capital Bank with any other corporation or depository institution, sell or lease all or any substantial portion of the assets or business of FOFC or Capital Bank, make any acquisition of all or any substantial portion of the business or assets of another Person other than in connection with the collection of any loan or credit arrangement between Capital Bank and any other parties, enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for a certificate of authority to establish a new branch office;
      sell, gift, transfer, hypothecate, pledge, encumber or otherwise dispose of the FOFC Common Stock or preferred stock or the common stock of Capital Bank or any asset, property or business of FOFC or Capital Bank (other than in connection with deposits, repurchase agreements, FOFC acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds") other than in the ordinary course of business consistent with past practice, or modify in any material way the manner in which FOFC or Capital Bank has heretofore conducted its business or enter into any new line of business, incur or guaranty any indebtedness for borrowed money except in the ordinary course of business consistent with past practice;
      take any action which would result in any of the representations and warranties of FOFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VII hereof not being satisfied;
      waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which FOFC or Capital Bank is a party, other than in the ordinary course of business, consistent with past practice;
      implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost or as are required under applicable Law compromise, extend or restructure any loan with an unpaid principal balance exceeding $250,000 without CFC's consent, provided however that with respect to such compromise, extension or restructure, CFC shall inform FOFC of its consent or objection within five (5) business days after FOFC's request for such consent. Failure of CFC to respond to such request within such time shall be deemed the granting of CFC consent;
      sell, exchange or otherwise dispose of any investment securities prior to scheduled maturity or loans that are held for sale;
      purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;
      except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate, or compromise, extend, renew or modify any such commitment outstanding;
      except consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;
      enter into any interest rate swap or similar commitment, derivative security, collateralized debt obligation or any other commitment, agreement or arrangement which is not consistent with past practice and which increases FOFC's or Capital Bank's credit or interest rate risk over the levels existing at the date hereof;
      change its accounting method, practice or principles of accounting except as may be required by GAAP or by a Regulatory Authority;
      except for accepting deposits and selling certificates of deposit in the ordinary course of business, enter into any contract for an amount in excess of $25,000;
      make any capital expenditure in excess of $25,000;
      enter into any new line of business;
      take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or materially misleading or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws; or
      agree to do any of the foregoing.
    Access; Confidentiality.
      From the date of this Agreement through the Effective Time, FOFC and CFC shall afford the other and its accountants, counsel and other authorized agents and representatives, complete access to its and Capital Bank's and Chemung Bank's properties, assets, books and records and personnel, at reasonable hours and after reasonable notice, and the officers of FOFC and CFC respectively, will furnish any party making such investigation with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. CFC and FOFC shall conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships.
      CFC shall receive notice of all meetings of the FOFC and Capital Bank board of directors and any committees thereof. FOFC and Capital Bank shall promptly furnish to CFC true copies of the minutes of all such meetings except for the portion of the minutes which shall relate to the Merger or a Superior Competing Proposal. CFC will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
      If this Agreement is terminated, CFC and FOFC, upon the written request of the other party within thirty (30) days after such termination, will destroy or return all documents and records obtained from the other or their respective representatives during the course of any investigation and will cause all information with respect to FOFC or CFC obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. CFC and FOFC shall give prompt notice to the other of any contemplated disclosure where such disclosure is so legally required.
    Further Actions of FOFC and CFC.
      CFC and FOFC will prepare all applications and notices and make all filings for and use their best commercially reasonable efforts to obtain as promptly as practicable after the date hereof, all necessary permits consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.
      FOFC and CFC will furnish the other with all information concerning it as may be necessary or advisable in connection with any application, notice or other filing made by or on behalf of the requesting party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.
      Prior to the filing thereof, FOFC and CFC will furnish to the other and afford the other a reasonable opportunity to examine and comment thereon, a true and complete copy of all applications, notices and other filings with Regulatory Authorities concerning the Merger, the Bank Merger and this Agreement.
      Except for those items deemed confidential by Regulatory Authorities, CFC and FOFC will promptly furnish to each other copies of written communications to or received from any Regulatory Authority in respect of the transactions contemplated hereby. If FOFC, Capital Bank, CFC or Chemung Bank believe that a document or information is confidential under applicable Laws, and such document or information would be otherwise disclosable under this Section 5.2(d), the party possessing such document or information shall promptly and in good faith seek approval or non-objection to such disclosure from the appropriate Regulatory Authority.
      FOFC and CFC shall deliver to the other as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Time, commencing with the month ended September 30, 2010, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the period then ended, which financial statements shall be prepared in accordance with GAAP, consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations for the periods then ended, which financial statements may be included respectively in the FOFC and CFC Regulatory Reports delivered pursuant hereto.
      CFC and FOFC shall each approve the Bank Plan of Merger as sole shareholder of its Subsidiary bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger, and any amendment thereof requested by CFC, in its discretion, to comply with regulatory requirements, by its Subsidiary bank.
      From the date of this Agreement through the Effective Time, FOFC and CFC each shall: i) maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business; ii) maintain, books of account and records in accordance with past practice and those principles used in preparing the financial statements heretofore delivered; and iii) file all federal, state, and local tax returns required to be filed by them and pay all Taxes shown to be due on such returns on or before the date such payment is due.
      CFC and FOFC shall meet on a regular basis to discuss and plan for the conversion of FOFC and Capital Bank's data processing and related electronic informational systems to those used by CFC and Chemung Bank, which planning shall include, but not be limited to, discussion of the possible termination by FOFC of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by FOFC or Capital Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion.
      CFC shall file current reports on Form 8-k as required under the Exchange Act in connection with this Agreement, the Merger and the transactions contemplated hereby.
    Subsequent Events.

    Until the Effective Time, each party will immediately advise the other party of any fact or occurrence, or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by a party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to a party's obligation under this Agreement not to be fully satisfied.

    Employee Matters.
      Subject to a pre-Closing evaluation of personnel records, CFC and Chemung Bank shall offer to retain all of Capital Bank's branch employees, and John Kite and Robert Luther. Other FOFC and Capital Bank employees whose positions might be eliminated or whose responsibilities might be materially changed as a result of the Merger will be considered for open positions within CFC and Chemung Bank as set forth in this Section 5.5. Following the execution of this Agreement, CFC shall notify the President of FOFC or his designee of employment opportunities that become available at CFC or Chemung Bank. Within five (5) business days of such notice, FOFC shall notify the CFC Director of Human Resources of individuals who have an interest in applying for the open position(s). These individuals will be given first opportunity to fill the open position(s), provided they qualify for the position(s). In the event that CFC does not receive notification within the five (5) business days, or determines that the applicant is not qualified, it will offer the open position(s) to other candidates. In the event that a FOFC employee is selected for the open position, FOFC and CFC shall mutually agree on a date the employee will assume his/her new job duties.
      CFC will pay to Capital Bank employees who are not parties to employment, severance, change of control or like agreements and whose employment is terminated other than for cause within six (6) months of the Closing Date, a cash severance benefit equal to two (2) weeks of salary for each year of service, with a minimum benefit equal to three (3) months salary. CFC and Chemung Bank intend to honor all of FOFC's and Capital Bank's existing employment, severance, change of control and like agreements such as directors' deferred compensation plans, SERPs and split dollar insurance policies. Notwithstanding anything contained therein or in this Agreement, no payment shall be made under any employment, retention bonus, deferred compensation, change of control and severance contract or plan that would constitute a "parachute payment" (as such term is defined in Section 280G of the Code) or that would be prohibited by any Regulatory Authority to which FOFC or Capital Bank is subject.
      After the Effective Time, employees of FOFC and Capital Bank who become employed by CFC or Chemung Bank will be eligible for employee benefits that CFC or Chemung Bank, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. CFC or Chemung Bank will: (i) give credit to employees of FOFC and Capital Bank with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of CFC or Chemung Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of FOFC and Capital Bank and to waive preexisting condition limitations to the same extent waived under the corresponding plan; and (ii) CFC or Chemung Bank will treat, and cause its applicable benefit plans to treat, the service of the FOFC employees with FOFC or Capital Bank as service rendered to CFC or Chemung Bank, as applicable: (i) for purposes of eligibility to participate and vesting, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time; and (ii) for vacation and sick leave benefits. Benefits under CFC pension plans, if any, shall be determined solely with reference to service with CFC.
    Resignation.

    FOFC shall obtain and deliver to CFC at the Closing, evidence reasonably satisfactory to CFC of the resignation, effective as of the Effective Time, of the directors of FOFC and Capital Bank.

    Publicity.

    Except as otherwise required by applicable Laws, so long as this Agreement is in effect, neither FOFC nor CFC shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the transactions contemplated hereby, without the consent of the other party, which consent shall not be unreasonably withheld. FOFC and CFC shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

    Section 16 Matters.

    Prior to the Effective Time, CFC shall take all such steps as may be required to cause any acquisitions of CFC Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of FOFC who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CFC to be exempt under Rule 16b-3 promulgated under the Exchange Act. FOFC agrees to promptly furnish CFC with all requisite information necessary for CFC to take the actions contemplated by this Section 5.8.

    Indemnification.
      From and after the Effective Time through the sixth anniversary of the Effective Time, CFC agrees to indemnify and hold harmless each present and former director and officer of FOFC and Capital Bank and each officer or employee of FOFC and Capital Bank that is serving or has served as a director or officer of another entity expressly at FOFC's or Capital Bank's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to FOFC's certificate of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

      Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify CFC thereof, but the failure to so notify shall not relieve CFC of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice CFC. CFC shall use its reasonable best efforts to maintain FOFC's existing directors' and officers' liability insurance policy or provide a policy providing comparable coverage and amounts to the Persons currently covered by FOFC's existing policy for a period of 6 years after the Effective Time; provided, however, that in no event shall CFC be obligated to expend, in order to maintain or provide such insurance coverage an amount in the aggregate in excess of 150% of the amount of the annual premiums paid by FOFC as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, CFC shall obtain the most advantageous coverage obtainable for a premium equal to the Maximum Insurance Amount.

      In the event CFC or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CFC assume the obligations set forth in this Section 5.9.
    Exclusivity/Competing Proposals.
      FOFC shall not, and shall not permit any Affiliate of FOFC or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by FOFC or any FOFC Affiliate to, directly or indirectly, solicit, encourage, or initiate discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any Person other than CFC concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of FOFC or Capital Bank or any assets or business thereof (except that FOFC officers and directors may respond to inquiries from analysts, Regulatory Authorities and holders of FOFC Common Stock in the ordinary course of business); and FOFC shall notify CFC immediately if any such discussions or negotiations are sought to be initiated with FOFC by any Person other than CFC or if any such requests for information, inquiries, proposals or communications are received from any Person other than CFC. If, and only to the extent that: (i) the FOFC board of directors reasonably determines in good faith, after consultation with its outside counsel, that such action would be required in order for the directors of FOFC to comply with their respective fiduciary duties under applicable Laws in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.10 that the FOFC Board believes is a Superior Competing Proposal; and (ii) FOFC provides notice to CFC of its decision to take such action in accordance with the requirements of Section 5.10(b), FOFC may: (a) furnish information with respect to FOFC to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by FOFC after consultation with its outside counsel) on terms substantially similar to the terms contained in the Confidentiality Agreement; (b) participate in discussions or negotiations regarding an Acquisition Proposal; and (c) authorize any statement or recommendation in support of such an Acquisition Proposal; and (d) withhold, withdraw, amend or modify the recommendation for FOFC shareholder approval of the Merger and the Bank Merger. No Acquisition Proposal shall be considered a Superior Competing Proposal unless, during the three (3) day period following FOFC's notification to CFC of the Superior Competing Proposal, FOFC and its advisors shall have negotiated in good faith with CFC to make adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Competing Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement
      FOFC shall notify CFC promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to FOFC or for access to the properties, books, or records of FOFC by any Person that informs the FOFC board of directors or a member of senior management of FOFC that it is considering making, or has made, an Acquisition Proposal. Such notice to CFC shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of FOFC, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. FOFC shall keep CFC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. FOFC also shall promptly, and in any event within twenty-four (24) hours, notify CFC, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.10(a).
    Registration of CFC Common Stock.
      As promptly as reasonably practicable following the date hereof, CFC shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of CFC Common Stock in the Merger. FOFC will furnish to CFC the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with CFC and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. CFC shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. CFC and FOFC will each use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to the shareholders of CFC and FOFC as promptly as practicable after the Registration Statement is declared effective under the Securities Act. CFC will advise FOFC, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the CFC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to CFC or FOFC, or any of their respective Affiliates, officers or directors, should be discovered by CFC or FOFC which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by CFC with the SEC and disseminated by FOFC to the shareholders of FOFC.
      CFC shall also take any action required to be taken under any applicable state securities Laws in connection with the Merger and each of FOFC and CFC shall furnish all information concerning it and the holders of FOFC Common Stock as may be reasonably requested in connection with any such action.
      Prior to the Effective Time, CFC shall notify the OTC Bulletin Board of the additional shares of CFC Common Stock to be issued by CFC in exchange for the shares of FOFC Common Stock.
    Shareholder Meetings.
      FOFC will submit to its shareholders this Agreement and any other matters required to be approved or adopted by FOFC shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FOFC will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the "FOFC Shareholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FOFC's board of directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement. Except as provided in this Agreement: (i) FOFC's board of directors shall recommend to its shareholders approval of this Agreement; (ii) the Joint Proxy Statement-Prospectus shall include a statement to the effect that FOFC's board of directors has recommended that its shareholders vote in favor of the approval of this Agreement; and (iii) neither FOFC's board of directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of FOFC's board of directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the FOFC Shareholder Meeting inconsistent with such recommendation (collectively, a "FOFC Change in Recommendation"). Notwithstanding the foregoing if: (i) FOFC has complied in all material respects with its obligations under Section 5.10; (ii) FOFC (a) has received an unsolicited bona fide written Acquisition Proposal from a third party that FOFC's board of directors concludes in good faith constitutes a Superior Competing Proposal after giving effect to all of the adjustments that may be offered by CFC pursuant to clause (c) below; (b) FOFC has notified CFC, at least five (5) business days in advance, of it is intention to effect a FOFC Change in Recommendation, specifying the material terms and conditions of any such Superior Competing Proposal and furnishing to CFC a copy of the relevant proposed transaction documents, if such exist, with the Person making such Superior Competing Proposal; and (c) during the period of not less than five(5) business days following FOFC's delivery of the notice referred to in clause b above and prior to effecting such FOFC Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with CFC in good faith (to the extent that CFC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Competing Proposal; and (d) FOFC's board of directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to shareholders at the FOFC Shareholder Meeting, it may submit the Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the board of directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law.
      CFC will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, CFC will take, in accordance with applicable Law and its certificate of incorporation and bylaws and Regulation 14A (including Rules 14a and 14b thereunder) under the Exchange Act, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the "CFC Shareholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CFC's board of directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement. Except as provided in this Agreement: (i) CFC's board of directors shall recommend to its shareholders approval of this Agreement; (ii) the Joint Proxy Statement-Prospectus shall include a statement to the effect that CFC's board of directors have recommended that its shareholders vote in favor of the approval of this Agreement; and (iii) neither CFC's board of directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of CFC's board of directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the CFC Shareholder Meeting inconsistent with such recommendation.
    No Market Manipulation

  From the date of this Agreement until the Effective Time or this Agreement terminates: (a) CFC and FOFC and their Affiliates shall not directly or indirectly purchase, or sell, any shares of CFC Common Stock or any security measured by reference to CFC Common Stock, except pursuant to employee or director stock option plans and defined contribution plans established under Section 401(k) of the Code; and (b) CFC and FOFC shall not, directly or indirectly, purchase or sell any security on the Index, or any security measured by reference to any security on the Index.

  Termination

    Termination.

    This Agreement may be terminated on or at any time prior to the Closing Date, whether before or after approval by the shareholders of FOFC and CFC:

      by the mutual written consent of the parties; or
      by CFC or FOFC if there shall have been any material breach of any obligation of CFC, on the one hand, or FOFC, on the other hand, and such breach cannot be, or shall not have been, remedied within fifteen business (15) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; or
      if the Effective Time shall not have occurred prior to October 31, 2011 (or December 31, 2011 if the reason the Effective Time has not occurred is due to the fact that the parties have not received approval from the Regulatory Authorities)despite prompt and diligent actions by the parties, or any required waiting period shall have not yet expired or been terminated); provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date; or
      if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, unless such non-approval or non-consent shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or
      by CFC: (i) if FOFC fails to hold the FOFC Shareholder Meeting to vote on the Agreement within the time frame set forth in Section 5.12(a); or (ii) if FOFC's board of directors either (x) fails to recommend, or fails to continue its recommendation, that the shareholders of FOFC vote in favor of the adoption of this Agreement; or (y) modifies, withdraws or changes in any manner adverse to CFC its recommendation that the shareholders of FOFC vote in favor of the adoption of this Agreement; or
      by FOFC, at any time prior to the FOFC Shareholders Meeting held to vote on the adoption and approval of the Merger, in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Competing Proposal which has been received by FOFC and the FOFC board of directors in compliance with Section 5.10; or

    (g) by FOFC: (i) if CFC fails to hold the CFC Shareholder Meeting to vote on the Agreement within the time frame set forth in Section 5.12(b); or (ii) if CFC's board of directors either: (i) fails to recommend, or fails to continue its recommendation, that the shareholders of CFC vote in favor of the adoption of this Agreement; or (ii) modifies, withdraws or changes in any manner adverse to FOFC its recommendation that the shareholders of CFC vote in favor of the adoption of this Agreement; or

    (h) by CFC, pursuant to Section 2.5; or

    (i) by FOFC if: i) on the Closing Date, the Closing Price is less than $17.85 per share; and ii) during the period between the public announcement of this Agreement and the Merger and the Closing Date, the per share price of CFC's Common Stock shall have underperformed the Index by 20%. As used in this Section , the term "underperformed" means that the per share price of CFC Common Stock declined by more than an additional 20% over the performance of the Index during such period. For example, if the Index declined 15% during the period, CFC Common Stock must have declined by more than 35% to constitute underperformance.

    Effect of Termination.

    If this Agreement is terminated pursuant to Section 6.1, this Agreement shall forthwith become void other than (Sections 5.2(c), 6.3, 8.2, 8.3, 8.4, 8.11, 8.12 and 8.13) and there shall be no further liability on the part of CFC or FOFC to the other, except for any liability of CFC or FOFC under such sections of this Agreement and except for any liability arising out of any uncured breach of any covenant or other agreement contained in this Agreement or any breach of a representation or warranty.

    Termination Fee.
      If CFC or FOFC terminates this Agreement under Section 6.1(f), by reason of FOFC having agreed to enter into a Superior Competing Proposal, FOFC shall pay CFC a termination fee in an amount equal to 2.5% of the Merger Consideration, the value of which shall be computed as if the Closing occurred on the date of the termination. Amounts payable under this Section 6.3, shall be paid without setoff, by wire transfer of immediately available funds, to an account specified by CFC, not later than three (3) business days following the adoption by the FOFC board of directors of a resolution approving or adopting a Superior Competing Proposal. FOFC acknowledges that the expense payment and termination fee contained in this Section 6.3 is an integral part of the transactions contemplated hereby and that, without these provisions, CFC would not enter into this Agreement.
      The parties agree that the termination fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such termination fee exceeds the maximum amount permitted by law, then the amount of such termination fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

  Conditions

    Conditions to FOFC's Obligations.

    The obligations of FOFC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FOFC pursuant to Section 8.6:

      All action required to be taken by or on the part of, CFC and Chemung Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by CFC and Chemung Bank and FOFC shall have received certified copies of the resolutions evidencing such authorizations;
      The obligations of CFC required by this Agreement to be performed by CFC at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of CFC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of CFC and Chemung Bank taken as a whole;
      FC and FOFC shall have received all approvals of Regulatory Authorities of the Merger and the Bank Merger; and all notice and waiting periods required under applicable Law shall have expired or been terminated;
      There shall not be in effect any order, decree or injunction of a Governmental Entity which enjoins or prohibits consummation of the Merger or the Bank Merger;
      CFC shall have delivered to FOFC a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 7.1 have been satisfied, to the best Knowledge of the president;
      FOFC shall have received an opinion of Hinman, Howard & Kattell, LLP, counsel to CFC, dated the Closing Date, in form and substance reasonably satisfactory to FOFC and its counsel;
      This Agreement shall have been approved in accordance with applicable Law by the holders of the outstanding shares of FOFC Common Stock entitled to vote thereon; and
      CFC shall have provided evidence to FOFC of satisfactory insurance coverage for the directors and officers of FOFC and Capital Bank as required by Section 5.9(a).
    Conditions to CFC's Obligations.

    The obligations of CFC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CFC pursuant to Section 8.6:

      All action required to be taken by, or on the part of, FOFC and Capital Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by FOFC and Capital Bank and CFC shall have received certified copies of the resolutions evidencing such authorizations;
      The obligations of FOFC required by this Agreement to be performed by FOFC at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of FOFC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of FOFC and Capital Bank taken as a whole;
      CFC and FOFC shall have received all approvals of Regulatory Authorities of the Merger and the Bank Merger; and all notice and waiting periods required under applicable Law shall have expired or been terminated;
      There shall not be in effect any order, decree or injunction of a Governmental Entity which enjoins or prohibits consummation of the Merger or the Bank Merger;
      FOFC shall have delivered to CFC a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 7.2 have been satisfied, to the best Knowledge of the president;
      CFC shall have received an opinion of Hiscock & Barclay, LLP, counsel to FOFC, dated the Closing Date, in form and substance reasonably satisfactory to CFC and its counsel;
      No order, decree, memorandum, restriction, or enforcement proceeding to which FOFC or Capital Bank or any of their Affiliates are subject, which have been issued, administered, supervised or prosecuted by any Regulatory Authority, shall be enforced against CFC or Chemung Bank as successors by merger;
      There shall be in full force and effect a valid, enforceable lease for Capital Bank's Wolf Road branch providing for a lease term extending up through and including December 31, 2011 and granting to the tenant two (2) one year renewal options at an annual rent of no more than $114,240.00;
      FOFC and Capital Bank on the one hand, and Peter D. Cureau shall have entered into a settlement and release agreement satisfactory to CFC; attached hereto as Exhibit G.
      Peter D. Cureau shall have executed the Voting Agreement; and
      The shares of CFC Common Stock issued in exchange for shares of FOFC Common Stock shall be approved for quotation on the OTC Bulletin Board.
      The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
      CFC shall have received an estoppel certificate, in the form attached hereto as Exhibit H, executed by the landlord for each of Capital Bank's branch offices.

  Other Matters

    Closing.

    The Closing will take place at 10:00 a.m. at the offices of Hinman, Howard & Kattell, LLP, counsel to CFC, on a date specified by the parties, which shall be no later than three (3) business days after the satisfaction or waiver of all conditions precedent specified under Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date, place and time as the parties may agree. Alternatively, the parties may agree that the Closing shall occur without their or their counsel's physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, e-mail and telefacsimile. Digital signatures produced by such means shall have the same force and effect as handwritten signatures. If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set(s) of manually signed documents memorializing the Closing.

    Expenses.

    Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that CFC and FOFC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Joint Proxy Statement-Prospectus and any amendment or supplement thereto.

    Survival of Representations, Warranties and Covenants.

    All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CFC or FOFC (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CFC or FOFC, the aforesaid representations, warranties and covenants being material inducements to the consummation by CFC and FOFC of the Transactions.

    Assignment/Limitation of Benefits.

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

    Entire Agreement; No Third Party Beneficiaries.

    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understandings of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter and is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

    Amendment, Extension and Waiver.

    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the parties' shareholders, but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the terms or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Notices.

    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by recognized overnight delivery service guaranteeing next day delivery or sent by e-mail with following confirmation copy by any of the foregoing means, addressed as follows:

    If to CFC, to:

Chemung Financial Corporation
One Chemung Canal Plaza
Elmira, New York 14902-1522
Attention: Ronald M. Bentley, President & CEO
Phone: (607) 737-3900
Fax: (607) 735-2050
Email: rbentley@chemungcanal.com

    With a copy to:

Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604
Attention: Clifford S. Weber, Esq.
Phone: (914) 694-4102
Fax: (914) 694-4510
Email: cweber@hhk.com

    If to FOFC, to:

Capital Bank & Trust Company
1375 Washington Avenue
Albany, New York 12206
Attention: Eugene M. Sneeringer, Jr., Chairman
Phone: (518) 434-3166
Fax: (518) 434-9997
Email: esneeringer@smprtitle.com

    With a copy to:

Hiscock & Barclay, LLP
One Park Place
300 South State Street
Syracuse, New York 13202
Attention: George S. Deptula, Esq.
Phone: (315) 425-2725
Fax: (315) 425-8545
Email: gdeptula@hblaw.com

    Notwithstanding the foregoing, if this Agreement requires the prior consent or approval of CFC to an action to be taken by FOFC or Capital Bank, whether or not this Agreement requires such consent or approval to be in writing, such requirement shall be deemed satisfied if the consent or approval is set forth in an e-mail.

    Captions and Headings.

    The captions and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

    Counterparts.

    This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    Severability.

    If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

    Governing Law/Jurisdiction/Venue.

    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to choice of law provisions thereof, except to the extent that federal Law applies. Any action arising under or concerning this Agreement shall be commenced in a court of competent jurisdiction in the State of New York, and the parties hereby consent to the jurisdiction of such courts.

    Interpretation.

    Each party acknowledges that it has been represented by counsel of its choice in connection with the preparation and negotiation of this Agreement and the transactions contemplated thereby. The parties therefore agree that this Agreement shall not be construed more strictly against or in favor of one party as compared with the other party.

    Waiver of Jury Trial.

Each party irrevocably waives any and all right to trial by jury with respect to any action, claim or other proceeding arising out of or relating to this Agreement or the transactions contemplated thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CHEMUNG FINANCIAL CORPORATION

By: /s/Ronald M. Bentley_____________

Ronald M. Bentley

President and Chief Executive Officer

FORT ORANGE FINANCIAL CORP.

By: /s/Peter D. Cureau________________

Peter D. Cureau

President and Chief Executive Officer